Exhibit 99.1

United Wisconsin Grain Producers LLC

July 13, 2007

Dear United Wisconsin Grain Producers Members:

On July 10, 2007, the Board of Directors of United Wisconsin Grain Producers, LLC (UWGP) voted to make a cash distribution of $136.00 per membership unit for a total distribution of $3,914,080.00 to its unit holders of record as of July 10, 2007.  The Company expects the distribution to be made on or around August 15, 2007.

Please note that the amount of any cash distribution made by UWGP to its members is not the same as a member’s allocation of taxable income for the fiscal year.  A Form K-1 for the fiscal year ending December 31, 2007, will be mailed to each unit holder after the end of the year and will report taxable income and income tax credits derived from UWGP.

Sincerely,

William Herrmann, President
Board of Directors of
United Wisconsin Grain Producers, LLC